Exhibit 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov	*040105*
Filed in the office of /s/Barbara K. Cegavske	Document Number 20150504794-07
Barbara K. Cegayske	Filing Date and Time
Secretary of State	11/18/2015 3:49 PM
State of Nevada	Entity Number
E0543272015-8
(This document was filed electronically.) ABOVE SPACE IS FOR OFFICE USE ONLY

Articles of Incorporation
(PURSUANT TO NRS 78)
1. Name of Corporation:		PHOENIX APPS INC.
2. Registered Agent for Service of Process: (check only one box)		X ❑ Name Street Mailing
Commercial Registered Agent: RESIDENT AGENTS OF NEVADA, INC.
Name
Noncommercial Registered Agent                                                                                    OR
(name and address below)
of Noncommercial Registered Agent  OR  Name of Title of Office
Address                                                                          City
Address (if different from street address)  City
Office or Position with Entity (name and address below) or Other Position with Entity Nevada Zip Code Nevada Zp Code
3. Authorized Stock: (number of shares corporation is authorized to issue)		Number of Number of shares shares with Par value without par value: 190,000,000 per share: $ 0.002 par value: 0
4. Names and Addresses of the Board of DIrectors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age: attach additional page if more than two directors/trustees)		XING WANG YI-SEE ATTACHED Name JINTAI SHEQU ZHOU WU JI JIE 35 HAO WAN DONGGUAN SHI, GUANG CH 523000 Street Address City State Zp Code 1) Name Street Address City State Zp Code
5. Purpose: (optional: required only if Benefit Corporation status selected)	The purpose of the corporation shall be: ANY LEGAL PURPOSE	6. Benefit Corporation: (see instructions) ❑ Yes
7. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)
I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State.
XING WANG YI-SEE ATTACHED                                                                                    X    XING WANG YI

Name Incorporator Signature JINTAI SHEQU ZHOU WU JI JIE 35 HAO WAN DONGGUAN SHI, GUANG CH 523000 Address City State Zp Code
8. Certificate of Acceptance of Appointment of Registered Agent:		/ hereby accept appointment as Registered Agent for the above named Entity. X RESIDENT AGENTS or NEVADA, INC. 11/18/2015
Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity Date

CONTINUATION OF ARTICLES OF INCORPORATION
OF
PHOENIX APPS INC.
a Nevada Corporation
ARTICLE 3
Section 1. Designation and Number of Shares.
(a) The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 200,000,000 shares, consisting of 190,000,000 shares of common stock, par value $0.002 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.002 per share (the “Preferred Stock”).
Section 2. Preferred Stock.
(a) Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Board of Directors of the Corporation may determine.
(b) Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the establishment and/or issuance of any series of Preferred Stock, the designation and number of the shares of such series and the powers, preferences and rights of such series, and the qualifications, limitations or restrictions thereof, to the fullest extent such authority may be conferred upon the Board of Directors under the laws of the State of Nevada. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.
Section 3. Common Stock.
(a) Dividends. Dividends may be declared and paid on the Common Stock from funds legally available therefor, if, as and when determined by the Board of Directors in their sole discretion, subject to provisions of law, any provision of these Articles of Incorporation and subject to the relative rights and preferences of any shares of Preferred Stock authorized, issued and outstanding hereunder. The term “Articles of Incorporation” as used herein shall mean these Articles of Incorporation of the Corporation, as amended from time to time.
(b) Voting. The holders of the Common Stock are entitled to one vote for each share held on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to these Articles of Incorporation (including any certificate of designation relating to Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled to vote thereon, either separately or together as a class with the holders of one or more other such series, as required by law or pursuant to these Articles of Incorporation (including any certificate of designation relating to Preferred Stock).
ARTICLE 4
Section 1. Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board, but at no time shall it be less one (1) or greater than nine (9).
Section 2. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director, and not by stockholders, and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires and until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Section 4. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least seventy percent (70%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, voting together as a single class.

ARTICLE 9
The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
Section 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by law or by these Articles of Incorporation or the Bylaws of the Corporation as in effect from time to time (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
Section 2. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
Section 3. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and not by written consent.
Section 4. Special meetings of the stockholders may only be called by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of these Articles of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
ARTICLE 10
The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, that in addition to the affirmative vote of the holders of any class or series of the shares of capital stock of the Corporation required by law or by these Articles of Incorporation, the affirmative vote of the holders of at least seventy percent (70%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws of the Corporation.
ARTICLE 11
Section 1. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the laws of the State of Nevada, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article 11 with respect to proceedings to enforce rights to indemnification or an advancement of expenses or as otherwise required by law, the Corporation shall not be required to indemnify or advance expenses to any such Indemnitee in connection with an action, suit or proceeding (or part thereof) initiated by such Indemnitee unless such action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
Section 2. In addition to the right to indemnification conferred in Section 1 of this Article 11, an Indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such action, suit or proceeding in advance of its final disposition; provided, however, that, if the laws of the State of Nevada then requires an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) such advance shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2.

Section 3. If a claim under Sections 1 or 2 of this Article 11 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the laws of the State of Nevada. In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Indemnitee has not met any applicable standard for indemnification set forth in the laws of the State of Nevada. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the laws of the State of Nevada, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 11 or otherwise shall be on the Corporation.

Section 4. The rights to indemnification and to the advancement of expenses conferred in this Article 11 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire including any right provided by law, these Articles of Incorporation as amended from time to time, the Corporation’s Bylaws, as well as by any agreement or any vote of stockholders or directors as permitted by the laws of the State of Nevada.
Section 5. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of (i) the Corporation or (ii) another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the laws of the State of Nevada.
Section 6. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article 11 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
Section 7. The rights conferred upon Indemnitees in this Article 11 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article 11 that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any action, suit or proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to any such amendment, alteration or repeal.
Section 8. If any word, clause, provision or provisions of this Article 11 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article 11 (including, without limitation, each portion of any section of this Article 11 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article 11 (including, without limitation, each such portion of any section of this Article 11 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
ARTICLE 12
The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes (as amended from time to time, “NRS”). No amendment to or repeal of this Article 12 shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the NRS is amended to further eliminate or limit or authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended. All references in this Article 12 to a director or officer shall also be deemed to refer to any such director acting in his or her capacity as a Continuing Director (as defined in Article 14).

ARTICLE 13
The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by the laws of the State of Nevada and all rights conferred upon stockholders are granted subject to this reservation.
ARTICLE 14
The Board of Directors is expressly authorized to cause the Corporation to enter into agreements necessary and convenient to the conduct of the business of the Corporation. The Board of Directors is expressly authorized to cause the Corporation to issue rights or options pursuant to NRS 78.200 and, in that connection and to enter into any agreements necessary or convenient for such issuance. Any such agreement may include provisions limiting, in certain circumstances, the ability of the Board of Directors of the Corporation to redeem the securities issued pursuant thereto or to take other action thereunder or in connection therewith unless there is at least a specified number or percentage of Continuing Directors then in office. Pursuant to NRS 78.120 and 78.135, the Continuing Directors shall have the power and authority to make all decisions and determinations and exercise or perform such other acts, which such Continuing Directors shall make, exercise or perform as provided in any such agreement. For purposes of this Article 14 and any such agreement, the term, “Continuing Directors,” shall mean (1) those directors (i) who were members of the Board of Directors of the Corporation at the time the Corporation entered into such agreement or (ii) who subsequently becomes a member of the Board of Directors, if such director’s nomination for election to the Board of Directors is recommended or approved by the majority vote of the Continuing Directors then in office; and (2) such members of the Board of Directors designated in, or in the manner provided in, such agreement as Continuing Directors.
ARTICLE 15
Section 1. Exclusive Forum. To the fullest extent permitted by law, and unless the Corporation, pursuant to a resolution adopted by a majority of the Whole Board, consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the Corporation or on its behalf, (b) any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of these Articles of Incorporation or Bylaws, (d) any action to interpret, apply, enforce or determine the validity of these Articles of Incorporation or Bylaws or (e) any action asserting a claim governed by the internal affairs doctrine.
Section 2. Deemed Notice and Consent. To the fullest extent permitted by law, each and every person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) the Articles of Incorporation, (b) the Bylaws and (c) any amendment to the Articles of Incorporation or the Bylaws enacted or adopted in accordance with the  Articles of Incorporation, the Bylaws and applicable law.
ARTICLE 16

In accordance with the provisions of NRS 78.378, the provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statutes, relating to acquisitions of controlling interests in the Corporation, shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock as permitted by the laws of the State of Nevada.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation of Phoenix Apps Inc.

Dated this 18th day of November, 2015.

By:	/s/ Yi Xing Wang
Name:	Yi Xing Wang
Title:	President and Chief Executive Officer